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      EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                             Twelve Months Ended
                                                                 December 31
(in thousands, except per share data)                1996           1995           1994
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Primary:
-------
Actual shares outstanding                            8,477          7,897          7,656
Average shares outstanding                           8,427          8,204          7,302
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price                       368            380            396
                                                  ---------      ---------      ---------
            Total Shares Outstanding                 8,795          8,584          7,698
                                                  =========      =========      =========
Net Income                                       $  23,020      $  18,025       $ 12,530
                                               ==========================================
Per Share Amount                                 $    2.62      $    2.10       $   1.63
                                               ==========================================

Fully Diluted:
-------------
Actual shares outstanding                            8,477          7,897          7,656
Average shares outstanding                           8,427          8,204          7,302
Net effect of dilutive stock options based
 on the treasury stock method using the
 average market price or quarter end price,
 whichever is greater                                  412            399            396
                                                  ---------      ---------      ---------
            Total Shares Outstanding                 8,839          8,603          7,698
                                                  =========      =========      =========
Net Income                                       $  23,020      $  18,025       $ 12,530
                                               ==========================================
Per Share Amount                                 $    2.60      $    2.10       $   1.63
                                               ==========================================
Note:  Amounts for 1995 have been restated for the 5% stock dividend paid during
       1996.  The amounts for 1994 have been restated for the 5% stock dividends paid during
       1995 and 1996.

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